Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

April 2, 2015

CenterPoint Energy, Inc.

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CenterPoint Energy, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 60,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) pursuant to the CenterPoint Energy Savings Plan (as amended, the “Plan”), certain legal matters in connection with the Shares subject to original issuance by the Company therewith are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date, the Plan, corporate records of the Company, including minute books of the Company, as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as we deemed necessary or advisable, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied, to the extent we deem proper without independent investigation or verification, upon certificates, statements or other representations of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates, statements or other representations. We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, if and when the Shares are offered or issued in accordance with the requirements of the Plan for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of the Plan, such Shares will be validly issued, fully paid and non-assessable.

CenterPoint Energy, Inc.	2	April 2, 2015

This opinion is limited to the original issuance of Shares by the Company and does not cover shares of Common Stock delivered by the Company out of shares reacquired by it.

The opinions set forth above are limited in all respects to matters of the laws of the State of Texas. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.